Exhibit 10.2

STRATTEC SECURITY CORPORATION

Short Term Incentive Plan

(Fiscal Year 2025)

STRATTEC SECURITY CORPORATION

SHORT TERM INCENTIVE PLAN

(FISCAL YEAR 2025)

Bonus For:

• Executive Officers

• Designated Senior Managers

TABLE OF CONTENTS

Page

I.	PLAN OBJECTIVES	1
II.	PLAN ADMINISTRATION	1
III.	DEFINITIONS	2
IV.	ELIGIBILITY	3
V.	INDIVIDUAL PARTICIPATION LEVELS	4
VI.	PERFORMANCE FACTORS	5
VII.	CHANGE IN STATUS DURING THE PLAN YEAR	8
VIII.	BONUS PAYMENT	9
IX.	ADMINISTRATIVE PROVISIONS	9
X.	MISCELLANEOUS	9

I. PLAN OBJECTIVES TC "I. PLAN OBJECTIVES" \f C \l "1"

The overall objectives of the STRATTEC SECURITY CORPORATION Short Term Incentive Plan (the “Plan” or “STIP”) are :

A. To provide incentive compensation to Executive Officers and Senior Managers of STRATTEC SECURITY CORPORATION and certain of its subsidiaries (collectively, the “Company”) designed to financially reward participants for increasing overall corporate and shareholder value.

B. To provide competitive levels of compensation that enable the Company to attract and retain key talent who can positively impact overall corporate and shareholder value.

C. To encourage teamwork and cooperation in the achievement of Company near and long goals with appropriate sensitivity to a balance of risks and rewards.

II. PLAN ADMINISTRATION TC "II. PLAN ADMINISTRATION" \f C \l "1"

A. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall be responsible for the design, administration, and interpretation of the Plan. The Compensation Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

B. The actions and determinations of the Compensation Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any awards issued hereunder shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, such awards under the Plan, whether or not such persons are similarly situated.

C. The Compensation Committee may engage such accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the Plan. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of any such professional and expert fees of individuals and entities retained under the Plan by the Compensation Committee.

D. The Compensation Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

E. The Compensation Committee and others to whom the Compensation Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

III. DEFINITIONS TC "III. DEFINITIONS" \f C \l "1"

In addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

A. “Accrued Bonus” means the bonus, which is calculated in the manner set forth in Section V.A. below.

B. “Actual STIP Performance” means, for the Company on a consolidated basis and in accordance with U.S. generally accepted accounting principles, pre-tax income, prior to any bonus payments, any provision for bonuses or any accrual reversals for bonuses, and after adjusting for non-controlling interests and also adjusted for other unusual income or expense items, all as determined by the Compensation Committee from the Company’s annual consolidated financial statements. By way of clarification, Actual STIP Performance and Target STIP shall each be determined and/or set prior to taking into account any accruals or payments for bonuses earned (or any reversals for over accrual of bonuses) under this Plan, any similar team incentive plan adopted by the Company (or any successor such bonus plan) or other discretionary bonus payments earned or accrued.

C. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

D. “Company” means STRATTEC SECURITY CORPORATION.

E. “Earned Wages” means:

(1) For Participants who are employed by the Company and STRATTEC POWER ACCESS LLC, all wages paid to or on account of such Participant in the Plan Year, but excluding employment signing bonuses, STIP or other annual incentive bonus payments, reimbursement and other expense allowances, imputed income, the value of fringe benefits (whether cash or non-cash), moving reimbursements, accrued vacation, medical leave, welfare benefits and other special payments.

(2) For Participants who are employed by STRATTEC de Mexico S.A. de C.V., such Participant’s “Base Salary”. “Base Salary” for such Participant means all payments in respect of such Participant’s regular salary, holidays and vacations which were paid during the Plan Year. Base Salary does not include any overtime pay, profit sharing contributions, Christmas bonuses, vacation premiums, signing bonuses, STIP or other bonus payments, reimbursements and other expense allowances, imputed income, the value of fringe benefits (whether cash or non-cash), moving reimbursements and other special payments.

F. “Effective Date” means July 1, 2024. This Plan is amended and restated as of October 22, 2024.

G. “Employee” means those Participants who are designated as Senior Managers or Executive Officers annually by the Compensation Committee of the Board of Directors with respect to any Plan Year.

H. “Participant” means any individual who has satisfied the eligibility requirements of the Plan as provided in Section IV. below and who is selected for participation in the Plan by the Compensation Committee during such Plan Year.

I. “Plan” means this STRATTEC SECURITY CORPORATION Short Term Incentive Plan which has been established by the Company for participation by executive officers and designated senior managers.

J “Plan Year” means the one-year period coincident with the Company’s fiscal year.

K. “Target Incentive Award” means the target bonus award level each Participant is eligible to receive and which is equal to a percentage of Earned Wages for such Participant.

L. “Target STIP” means the Target Incentive Award level and target Actual STIP Performance amount established under this Plan by the Compensation Committee for the Plan Year (See Section VI.A. below) and, with respect to the target Actual STIP Performance amount, shall be calculated and determined in the manner consistent with the definition of Actual STIP Performance.

IV. ELIGIBILITY TC "IV. ELIGIBILITY" \f C \l "1"

A. Eligible Positions: Executive Officers and Senior Managers selected annually by the Compensation Committee may be eligible for participation in the Plan.

B. Nomination and Approval. Each Plan Year, the CEO will recommend eligible employees to participate in the Plan for the next Plan Year. The Compensation Committee will have the final authority to select Plan Participants among the eligible employees recommended by the CEO. Continued participation in the Plan is contingent on approval of the Compensation Committee with respect to each Plan Year.

C. Awards. Except as otherwise provided in this Plan, the grant of an opportunity to receive cash incentive compensation under the Plan to a Participant (an “Award”) and the terms of an Award shall be determined in the discretion of the Compensation Committee in accordance with the terms and purposes of the Plan. In general, each Award shall pay a bonus amount if the Company attains the specified performance targets that are measured over a specific period of time (the “Measurement Period”) related to specified criteria (“Performance Criteria”) established by the Compensation Committee consistent with the terms of this Plan. Awards may vary from Measurement Period to Measurement Period and from Participant to Participant. A Participant shall have no right to receive a grant of an Award hereunder. Whether to grant an Award or to pay compensation under an Award shall be completely within the discretion of the Compensation Committee. No employee of the Company or its affiliated units or other person shall have any claim or right to be a Participant in this Plan or to be granted an Award hereunder. Neither the adoption of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any subsidiary nor shall the grant of an Award hereunder constitute a request or consent to postpone the retirement date of a Participant. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.

V. INDIVIDUAL PARTICIPATION LEVELS TC "V. INDIVIDUAL PARTICIPATION LEVELS" \f C \l "1"

A Calculation of Accrued Bonus. Each Participant’s bonus Award under this Plan will be determined as a function of the Participant’s Earned Wages, the Participant’s Target Incentive Award (as determined by the Compensation Committee), the Target STIP (as determined by the Compensation Committee), the Company’s Actual STIP performance and, if applicable, an evaluation of the Participant’s performance for the Plan Year. The Compensation Committee may decide to eliminate a Participant’s Individual Performance Factor for a particular Plan Year and as a result calculate a Participant’s bonus based solely upon the Actual Target STIP Performance factor for such Plan Year. Additionally, during each Plan Year the Compensation Committee shall determine, in its discretion, and set the performance factor (whether for the Actual Target STIP Performance factor and/or the Individual Performance Factor) to be applied for actual performance between the minimum (or threshold) performance level and the maximum performance level for such Plan Year.

B. Incentive Awards. The Target Incentive Awards for each Participant will be determined by the Compensation Committee annually. Each Participant’s bonus will be calculated as follows:

Participant’s Earned Wages x Target Incentive Award x Actual Target STIP Performance

VI. PERFORMANCE FACTORS TC "VI. PERFORMANCE FACTORS" \f C \l "1"

A. Performance Criteria. Target, minimum and maximum STIP financial goals will be set annually by the Compensation Committee of the Board of Directors. The minimum financial goal would have performance of one-half and in the event the Company’s Actual STIP Performance is below the minimum financial goal for such Plan Year set by the Compensation Committee no bonus amount would be paid to Participants for such Plan Year. The maximum financial goal would have performance of two and any Actual STIP Performance between the minimum and maximum financial goal would be adjusted on a linear basis.

B. Adjustments to Company Performance. When Company performance is based on any quantifiable financial or accounting measure, it may be necessary to exclude significant, unusual, unbudgeted or noncontrollable gains or losses from actual financial results in order to measure performance properly. The Compensation Committee will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion in determining Actual STIP Performance are:

(1) Any gains or losses which will be treated as extraordinary in the Company’s financial statements (e.g. Pension Settlement Charge)

(2) Material gains or losses not in the budget and/or the goal which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:

(a) Gains or losses from the sale or disposal of real estate or property.

(b) Crams resulting from insurance recoveries when such gains relate to claims filed in prior years.

(c) Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company’s part.

VII. CHANGE IN STATUS DURING THE PLAN YEAR TC "VII. CHANGE IN STATUS DURING THE PLAN YEAR" \f C \l "1"

A. New Hires and Promotions and Transfers. A newly hired employee or an employee promoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may receive (subject to the discretion of the Compensation Committee) a pro rata bonus under this Plan based on Earned Wages received with respect to such Plan Year.

B. Discharge. An employee discharged during the Plan Year shall not be eligible for a bonus Award under this Plan with respect to such Plan Year.

C. Termination of Employment, Death, Disability and Retirement. In general, a Participant must be a full-time employee of the Company or its affiliate on the last day of the performance period to which the Award relates (the “Earned Date”) in order to be eligible to receive payment of an Award. The Compensation Committee has the discretion to nevertheless pay all or a portion of an Award to a Participant if the circumstances of his or her termination of employment prior to the end of the Measurement Period or performance period, as applicable, warrant special consideration, including, without limitation, upon a Participant’s death; disability; retirement; or related to military, position elimination, family or medical leave or other leave of absence approved by the Company. Without limiting the foregoing, an employee who terminates employment during the Plan Year will not be eligible for a bonus Award under this Plan unless the termination is a result of death, disability or retirement. Retirement is defined as terminating employment at age 65 or later with five years of continuous employment, terminating employment on or after your 55th birthday with 10 years of continuous service or a termination of employment at any age with 30 or more years of continuous service. An employee is considered to be disabled if the participant is determined to be totally disabled by the Social Security Administration during the Plan Year.

D. Needs Improvement Status. Notwithstanding anything herein to the contrary, an eligible employee who has not otherwise terminated employment during the Plan Year by reason of death, disability or retirement, shall not be eligible for a bonus hereunder for a Plan Year if his or her performance on his or her annual performance review for such Plan Year has been rated Needs Improvement. However, if such eligible employee maintains continuous employment with the Company and returns his or her performance to an acceptable level, as determined with the discretion of the Company, the bonus that was otherwise forfeit under the immediately preceding sentence shall be paid to such employee, subject to applicable withholding, on the payroll period immediately following his or her return to an acceptable level; provided that, such employee is employed with the Company on the date of payment.

VIII. BONUS PAYMENT TC "VIII. BONUS PAYMENT" \f C \l "1"

After approval of the Company performance for the applicable Plan Year by the Compensation Committee, payment of the Accrued Bonus earned for the Plan Year shall be made in cash, less amounts required to be withheld by law and 401(K) deferrals if elected, as soon as administratively feasible following the end of the Plan Year in which the bonus Award was earned, but in no event later than September 15 of such Plan Year.

IX. ADMINISTRATIVE PROVISIONS TC "IX. ADMINISTRATIVE PROVISIONS" \f C \l "1"

A. Amendments. The Compensation Committee or the full Board of Directors of the Company shall have the right to amend or restate the Plan at any time and from time to time. The Company reserves the right to suspend or terminate the Plan at any time. No modification, amendment, suspension, or termination of the Plan shall, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution already earned under the terms of the Plan that were in effect prior to such change. The provisions of the Plan as in effect at the time of a Participant’s termination of employment shall control as to that Participant, unless otherwise specified in the Plan.

B. Authority to Act. Except as otherwise provided herein, the Compensation Committee shall act on behalf of the Company for purposes of the Plan.

C. Interpretation of Plan. Any decision of the Compensation Committee with respect to any issues concerning individuals selected for awards, the amount, terms, form and time of payment of awards, and interpretation of any Plan guideline, definition, or requirement shall be final and binding.

D. Effect of Award on Other Employee Benefits. By acceptance of a bonus award, each recipient agrees that such award is special additional compensation and that it will not affect any employee welfare benefit, except as otherwise provided by the terms of such benefit, in which the recipient participates.

E. Right to Continued Employment; Additional Awards. The receipt of a bonus award shall not give the recipient any right to continued employment, and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus award with respect to any Plan Year shall not entitle the recipient to an award with respect to any subsequent Plan Year.

X. MISCELLANEOUS TC "X. MISCELLANEOUS" \f C \l "1"

A. Fiduciary Liability; Indemnification. The Plan is not subject to ERISA. Under ERISA and related federal laws, the Company is not a fiduciary with respect to the Plan, and has no fiduciary obligation with respect to any Participant, beneficiary or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person. The Compensation Committee shall not be liable for, and shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred in connection with any claim, action, suit, or proceeding to which a Compensation Committee member may be a party by reason of any action taken or failure to act under this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person(s) may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

B. Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

C. Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal, State or Social Security and Medicare taxes required by law to be withheld with respect to such payments.

D. Governing Law. The Plan is intended to satisfy the requirements for the deferral of compensation under Code section 409A, or an exemption thereto. All terms used in the Plan and this Agreement shall be interpreted to the maximum extent possible to satisfy Code section 409A, or an exemption thereto. This plan shall be construed in accordance with a federal law and the laws of the State of Wisconsin.

E. No Trust Created. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Compensation Committee and any Participant, his or her designated beneficiary(ies), or any other person. Participant and the beneficiaries thereof have the status of general unsecured creditors of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. It is the intention of the parties that the arrangements hereunder be unfunded for tax purposes and for purposes of Title I of ERISA. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan.

F. Offset; Clawback, Restoration or Repayment. Notwithstanding any provision of the Plan to the contrary, the Company shall have the right to offset any payment to which a Participant or beneficiary is entitled hereunder by the amount of any debt or other amount owed to the Company by the Participant at the time of such payment. Each Participant in the Plan who has received an Award under such Plan acknowledges and agrees that any award, whether in the form of a cash payment, an equity grant or in any other form, is subject to any clawback policy, restoration or repayment rules or similar policy adopted now or in the future by the Company, or otherwise by operation of law.